Exhibit 99.2

Risks Related to Our Business

Declines in natural gas, NGL or crude prices could adversely affect our business.

Low commodity prices impact natural gas and oil exploration and production activity levels and can result in a decline in the production of hydrocarbons over time, resulting in reduced throughput on our systems and terminals. Declines in natural gas, NGL or crude oil prices can also affect our customers’ ability to continue their operations at existing levels or at all. For example, many of our customers have indicated a lower level of development activity in 2015 based on an expectation that the recent decline in commodity prices will continue for an extended period of time. As a result of these customer expectations, we have taken steps to immediately streamline our organization, increase efficiencies and improve effectiveness. We forecast $25-$30 million of annual cost savings, approximately $15 million of which we expect to realize in 2015 through headcount reductions and the elimination or consolidation of support functions. Commodity prices are entirely outside of our control, and we cannot provide any assurances that we will be able to achieve any cost saving objectives prompted by lower commodity prices. Any sustained period of low commodity prices, or our failure to achieve cost-control or restructuring objectives designed to help us perform better during sustained periods of low commodity prices, could have a material adverse effect on our business, results of operations, and financial condition.

Our operations are subject to compliance with environmental and operational safety laws and regulations that may expose us to significant costs and liabilities.

Our operations are subject to stringent federal, regional, state and local laws and regulations governing health and safety aspects of our operations, the discharge of materials into the environment or otherwise relating to environmental protection. Such environmental laws and regulations impose numerous obligations that are applicable to our operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital expenditures to comply with applicable legal requirements, the application of specific health and safety criteria addressing worker protections and the imposition of restrictions on the generation, handling, treatment, storage, disposal and transportation of materials and wastes. Failure to comply with such environmental laws and regulations can result in the assessment of substantial administrative, civil and criminal penalties, the imposition of remedial liabilities and the issuance of injunctions restricting or prohibiting some or all of our activities.

For example, our Arrow water gathering system experienced three releases last year on the Fort Berthold Indian Reservation in North Dakota. In each instance, we notified the applicable authorities, contained and cleaned up the releases, and placed the impacted segments of these water lines back into service. Although we will continue our remediation efforts to ensure the impacted lands are restored to their prior state, we may be subject to fines and penalties. We received data requests from the EPA related to the releases in October 2014, and we responded to the EPA’s request for information in January 2015. On March 3, 2015, we received a grand jury subpoena from the United States Attorney’s Office in Bismarck, North Dakota, seeking documents and information relating to the largest of the three releases, and we are in the process of providing the requested information. We cannot predict what the outcome of these investigations will be.

Certain environmental laws impose strict, joint and several liability for costs required to clean up and restore sites where materials or wastes have been disposed or otherwise released. In the course of our operations, generated materials or wastes may have been spilled or released from properties owned or leased by us or on or under other locations where these materials or wastes have been taken for recycling or disposal.

It is also possible that adoption of stricter environmental laws and regulations or more stringent interpretation of existing environmental laws and regulations in the future could result in additional costs or liabilities to us as well as the industry in general or otherwise adversely affect demand for our services and salt products. For example, in January 2015, the Obama Administration announced plans for the EPA to issue final standards in 2016 that would reduce methane emissions from new and modified oil and natural gas production and natural gas processing and transmission facilities by up to 45 percent from 2012 levels by 2025, and, in December 2014, the EPA published a proposed rulemaking that it expects to finalized by October 1, 2015 that would seek to reduce the National Ambient Air Quality Standard for ozone to between 65 and 70 parts per billion for both the 8-hour primary and secondary standards.

We depend on a limited number of customers for a substantial portion of our revenues.

We generate a substantial portion of our gathering revenue from a limited number of oil and gas producers. Within our G&P segment, the top two producers (Antero in the Marcellus Shale and Quicksilver in the Barnett Shale) each accounted for approximately 4%, respectively, of our total consolidated revenues in 2014. Within our NGL and crude services segment, five producers primarily on our Arrow system in the Bakken Shale accounted for approximately 49% of our total consolidated revenues in 2014. Given the current commodity price environment and its anticipated impact on shale production, we expect our gathering earnings to remain leveraged to a limited number of producers in 2015 as we continue to build out our gathering systems, particularly in the Marcellus, Bakken and PRB Niobrara. Because we depend on a limited number of customers, a loss of a significant customer or failure to perform by a significant customer could cause a significant decline in our revenues. In particular, on February 17, 2015, Quicksilver announced its decision not to make an interest payment due under its indenture and to enter into a 30-day grace period under the applicable indenture. This could result in an event of default under the indenture, which could lead Quicksilver to seek voluntary protection under Chapter 11 of the United States Bankruptcy Code.

Although we have obtained acreage dedications from many producer customers, most of our gathering contracts do not contain minimum volume requirements that would protect us against volumetric risks associated with lower-than-forecast volumes flowing through our systems. Our producer customers do not have contractual obligations to develop their properties in the areas covered by our acreage dedications, and they may determine that it is more attractive to direct their capital spending and resources to other areas. A decrease in producer capital spending and reserves in the areas covered by our acreage dedications with our significant gathering customers could result in reduced volumes serviced by us and a material decline in our revenue and cash flow.

Our tax treatment as a publicly traded partnership could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis. If were to be treated as a corporation for federal income tax purposes, then our cash available for payment of principal and interest on the notes and on our other debt obligations would be substantially reduced.

The present U.S. federal income tax treatment of us as a publicly traded partnership may be modified by administrative, legislative or judicial changes or differing interpretations at any time. From time to time, members of the U.S. Congress propose and consider substantive changes to the federal income tax laws that affect publicly traded partnerships. For example, the Obama administration’s budget proposal for fiscal year 2016 recommends that certain publicly traded partnerships earning income from activities related to fossil fuels be taxed as corporations beginning in 2021. If successful, the Obama administration’s proposal or other similar proposals could eliminate the qualifying income exception to the treatment of publicly-traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Any such changes could negatively impact the amount of cash available for payment of principal and interest on the notes and on our other debt obligations.